Exhibit 99.1

** NEWS RELEASE **

ROBIN ELLEDGE JOINS HOT TOPIC

AS SENIOR VICE PRESIDENT, HUMAN RESOURCES

CITY of INDUSTRY, CA, January 9, 2006 — Hot Topic, Inc. (Nasdaq National Market: HOTT) announced today that Robin Elledge has joined the company as Senior Vice President, Human Resources. Robin will be responsible for recruiting, employee relations, training, compensation, culture and organizational development. Ms. Elledge reports to Betsy McLaughlin, Chief Executive Officer of Hot Topic, Inc.

Ms. Elledge has over 24 years of human resources experience. From October 1995 to December 2005, Ms. Elledge held human resources management positions with IHOP Corp., including most recently, Vice President, Human Resources. From March 1985 to October 1995, Ms. Elledge was Director, Practice Development with Ormco Corporation International, a manufacturer and supplier of orthodontic appliances. She spent September 1981 through March 1985 in various Human Resources positions with Crocker National Bank and Kraft, Inc. Ms. Elledge has a B.A. in Psychology from the Claremont Colleges and an M.B.A. from the University of Southern California.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of December 31, 2005, the company operated 663 Hot Topic stores in all 50 states and Puerto Rico and 121 Torrid stores. The company also operates e-commerce websites at www.hottopic.com and www.torrid.com.

In addition to historical information, this news release contains forward-looking statements, which include statements relating to incoming officers and their roles, which also touch on financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with hiring and retaining key personnel, meeting expected financial results, management of growth and product assortment, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the company’s SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173